Exhibit 10(f)

November 30, 2007

Brenda Boultwood

2109 Broadway

Apt. 12-144

New York, NY  10023

bboultwood@gmail.com

(347) 562-2066

Brenda:

On behalf of Constellation Energy, I am pleased to confirm our offer of employment to you as Senior Vice President — Chief Risk Officer reporting to John Collins, with an anticipated start date of January 7, 2008.  All of us who have met with you are convinced you will make a significant contribution to the growth and success of Constellation Energy and that you will find your experience challenging and rewarding.  In the event your current employer requires a 90 day notice period, the anticipated start date listed above will be modified to a date not to exceed March 1, 2008.

Your starting annualized base salary will be $260,000 earned and paid bi-weekly.  You will also participate in the company’s annual incentive program which currently provides the opportunity to earn an annual performance and results-based incentive award.  Your 2008 target opportunity will be 75% of your base salary and may increase or decrease based on company and your individual performance.

In addition to your cash compensation, you will participate in the long-term incentive plan (LTIP) beginning in March 2008 for Constellation Energy senior management.  You will be eligible to receive a grant that has an expected value of 100% of your annual base salary.  Recent LTIP grants were comprised of a mix of stock options and performance units.  Stock options vest on a ratable basis over three years.  The value of the performance units is a function of total shareholder return relative to peers and vests at the end of a three-year period.  You must be employed by the company on the vesting date in order to receive the actual value of the grant.  As an LTIP equity grant recipient, you will be subject to Constellation Energy’s stock ownership requirements.  The current guidelines for the stock ownership program are attached.

In addition to your ongoing compensation, you will receive upon hire an $850,000 paid within 30 days of your start date) taxable cash signing bonus.  Repayment terms and conditions of the signing bonus are described in the attached document entitled “Constellation Energy Group, Inc. Signing Bonus and Relocation Benefits Repayment Authorization.”   As mentioned in paragraph one, your anticipated start date is January 7, 2008, however, should the anticipated start date be extended to a date between January 21 to March 1, 2008, your sign-on bonus will be $700,000 .  This reduction is a result of stock/options at your current employer vesting that Constellation Energy was anticipating paying for as part of the sign-on bonus associated with a January 7, 2008 start date.

As a member of senior management, you are also entitled to certain supplemental benefits and perquisites, which are summarized in the enclosed senior management supplemental benefits document.  Time-off and salary-based benefits are prorated for 2007 service.  In addition, Constellation Energy provides a competitive and comprehensive benefits program that offers paid vacation time, pension and 401(k) plans and a flexible benefits program called myBENEFITS that allows you to customize your benefits to meet your personal needs.  These benefits include medical, dental, vision, life insurance, disability coverage, health and dependent care spending accounts.  The company gives you money in the form of flex credits to buy your benefits from a menu of choices. You receive flex credits to buy medical and dental coverage.  When your choices cost more than the flex credits you receive, you pay the difference through payroll deductions.  I have enclosed a document outlining Constellation Energy’s flexible benefits program as well as information summarizing flexible benefits costs and available credits.

Constellation Energy will provide you with a relocation benefit that is administered for us by Cartus Corporation.  Prior to taking any action surrounding your relocation you will need to review, sign, and return certain documents that Cartus will provide to you directly.  In addition to the standard executive relocation, Constellation Energy will support you by providing up to $100,000 loss-on-sale of your existing home in New York should this become necessary.  Repayment terms and conditions of the relocation benefit are described in the attached document entitled “Constellation Energy Group, Inc. Signing Bonus and Relocation Benefits Repayment Authorization.”

This offer of employment is contingent upon your completing, to the company’s satisfaction, Constellation Energy’s employment screening process, which includes all of the following: (1) a credit and criminal background inquiry; (2) reference checks; (3) the company’s drug test; and (4) verification of your education and prior work experience.

In addition, this offer of employment is contingent on the following: (1) your execution and return to us of the enclosed confidential information and intellectual property agreement; (2) your execution and return to us of an acknowledgment of receipt and review of Constellation Energy’s Principles of Business Integrity; and (3) your execution and return to us of the attached document entitled “Constellation Energy Group, Inc. Signing Bonus and Relocation Benefits Repayment Authorization.”

Constellation Energy begins the employment screening process upon our receipt of your completed and signed employment application and release forms (enclosed), and we will work with you to arrange a substance screening at a medical facility near your current home.

Neither this offer letter nor the employment application constitutes an employment contract.  If you are employed by the Company, your employment will be at-will.  This employment offer will remain in effect through November 30, 2007.

Please sign and return a copy of this letter, employment application and release forms, the confidential information and intellectual property agreement, the acknowledgment of receipt and review of Constellation Energy’s Principles of Business Integrity and the document entitled “Constellation Energy Group, Inc. Signing Bonus and Relocation Benefits Repayment Authorization,” no later than December 3, 2007 to me to indicate your understanding and acceptance of the terms of your employment.  If you have any further questions, feel free to call me at (xxx) xxx-xxxx.

Brenda, I look forward to having you join Constellation Energy and am confident you will contribute to Constellation Energy’s success.

Very truly yours,

David Vosvick

Manager, Corporate Human Resources

cc:

John Collins

I accept the employment offer and the terms stated above.

Brenda Boultwood

/s/ Brenda Boultwood	12/3/07
Signature	Date

Enclosures:

•                  common stock ownership guidelines

•                  senior management supplemental benefits

•                  2007 flexible group benefits information sheet

•                  2007 rates and flex credits

•                  401(k) plan highlights

•                  employment application

•                  USiS background authorization form

•                  agreement regarding confidential information and intellectual property

•                  principles of business integrity and acknowledgement card

•                  relocation benefit summary

•                  Federal Express envelope